EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Powerdyne International, Inc.

Warwick, Rhode Island

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2015, relating to the financial statements of Powerdyne International, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Anton & Chia, LLP

Newport Beach, California

July 8, 2015